Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Encore Medical Corporation for the registration of 8,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2004, except as to Note 13, as to which the date is July 15, 2004, with respect to the consolidated financial statements of Empi, Inc. appearing in the Current Report on Form 8-K dated September 20, 2004 of Encore Medical Corporation.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 3, 2005